Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of SXC Health Solutions Corp. of our report dated February 24, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Catalyst Health Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, VA

May 31, 2012